EXHIBIT NO. 99.(j). 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 2-60491 on Form N-1A of our reports each dated March 18, 2025, relating to the financial statements and financial highlights of MFS Global High Yield Fund, MFS High Income Fund, and MFS High Yield Pooled Portfolio, each a series of MFS Series Trust III, appearing in Form N-CSR of MFS Series Trust III for the year ended January 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s) and Financial Statements” and Appendix M – "Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

May 28, 2025